                          SCHEDULE 14A -- INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant                                 [x]
Filed by a Party other than the Registrant              [ ]
Check the appropriate box:                     [ ]      Preliminary Proxy Statement
                                               [ ]      Confidential, for use of the Commission Only
                                                        (as permitted by Rule 14a-6(e)(2))
                                               [x]      Definitive Proxy Statement
                                               [ ]      Definitive Additional Materials
                                               [ ]      Soliciting Material Pursuant to Section
                                                        240.14a-11(c) or Section 240.14a-12

                              JLG INDUSTRIES, INC.
     ----------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

     ----------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (check the appropriate box):

       [x]      No fee required.
       [ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
                0-11.
                1)      Title of each class of securities to which transaction
                        applies:
                        ------------------------------------------------------------
                2)      Aggregate number of securities to which transaction applies:
                        ------------------------------------------------------------
                3)      Per unit price or other underlying value of transaction
                        computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                        ------------------------------------------------------------
                4)      Proposed maximum aggregate value of transaction:
                        ------------------------------------------------------------
                5)      Total fee paid:
                        ------------------------------------------------------------
       [ ]      Fee paid previously with preliminary materials
       [ ]      Check box if any part of the fee is offset as provided by Exchange
                Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by
                registration statement number, or the Form or Schedule and the date of its filing:
                1)      Amount Previously Paid:
                        ------------------------------------------------------------
                2)      Form, Schedule or Registration No.:
                        ------------------------------------------------------------
                3)      Filing Party:
                        ------------------------------------------------------------
                4)      Date Filed:
                        ------------------------------------------------------------

                              JLG INDUSTRIES, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          THURSDAY, NOVEMBER 19, 1998

Dear Fellow Shareholder:

     It is my pleasure to invite you to attend the 1998 Annual Meeting of Shareholders of JLG Industries, Inc. The meeting will be held at the Company's headquarters in McConnellsburg, Pennsylvania on Thursday, November 19, 1998 at 4:30 p.m. for the following purposes:

        1. To elect a board of eight directors of the Company to hold office until the next Annual Meeting of Shareholders and until their successors shall be elected and qualified.

        2. To ratify the selection of independent auditors for the 1999 fiscal year.

        3. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

     The Board of Directors has designated the close of business on October 1, 1998, as the record date for the determination of shareholders entitled to notice of, and to vote at, this meeting or any adjournments thereof.

     We hope that you will be able to attend the meeting in person. Whether or not you plan to attend, please promptly sign, date and mail the enclosed proxy card in the postage-paid return envelope provided. It is important that your shares are represented and voted at the meeting.

On behalf of the Board of Directors, I wish to thank you for your cooperation and continued support.

                                          /s/ CHARLES H. DILLER

                                          Charles H. Diller, Jr.
                                          Executive Vice President and
                                          Chief Financial Officer and Secretary

                                PROXY STATEMENT

                                    GENERAL

     This Proxy Statement is furnished in connection with the solicitation by and on behalf of the Board of Directors of JLG Industries, Inc. (the "Company") of proxies to be voted at the 1998 Annual Meeting of Shareholders of the Company to be held at the Company's headquarters in McConnellsburg, Pennsylvania on November 19, 1998.

     A proxy may be revoked by the person giving the proxy at any time before it is exercised by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date. During the Annual Meeting, a proxy may be revoked by filing a written revocation or a duly executed proxy bearing a later date or by attending the Meeting and voting in person.

     It is important that your shares are voted at the Annual Meeting. Whether or not you plan to attend in person, we urge you to take a moment now to exercise your right to vote by signing, dating and mailing the proxy card(s) found in the mailing envelope. If you hold shares in more than one account, then you will receive more than one card. Please sign, date and mail each card received to ensure that all of your shares will be represented and voted at the Annual Meeting.

     All expenses in connection with the solicitation of proxies will be borne by the Company. In addition to soliciting proxies by mail, the officers, directors, or other employees of the Company, as yet undesignated, and without compensation other than their regular compensation, may solicit proxies in person or by other appropriate means if authorized and if deemed advisable. The Company has also engaged the proxy soliciting firm of D.F. King & Co., Inc. for a fee not to exceed $5,000 plus out-of-pocket expenses.

     As of October 1, 1998, the record date for the Annual Meeting as set by the Board of Directors, there were 44,099,586 shares of Capital Stock issued and outstanding. Each share of Capital Stock entitles the holder to one vote at the Annual Meeting. There are no other voting securities of the Company.

                             ELECTION OF DIRECTORS

     The persons named in the following table have been nominated by the Board of Directors for election as directors at the Annual Meeting to hold office until the next Annual Meeting of Shareholders and until their successors shall be elected and qualified. Directors are elected by a majority of the votes cast.

NOMINEES FOR DIRECTORS

                                          DIRECTOR                        BACKGROUND
NAME                               AGE     SINCE                          INFORMATION
----                               ---    --------                        -----------
L. David Black.................    61      1990       Chairman of the Board, President and Chief
                                                      Executive Officer.

Charles H. Diller, Jr..........    53      1984       Executive Vice President and Chief Financial
                                                      Officer and Secretary.

George R. Kempton..............    64      1993       Retired Chairman of the Board and Chief Executive
                                                      Officer, Kysor Industrial Corporation; Director,
                                                      Simpson Industries Inc.

James A. Mezera................    68      1984       President, Mezera and Associates, Inc., a
                                                      management consulting firm; prior to 1996, Vice
                                                      President, Komatsu Dresser Company.

Gerald Palmer..................    53      1994       Vice President, Wheel Loaders and Excavators
                                                      Division, Caterpillar, Inc.; prior to 1998, Vice
                                                      President, Technical Services Division,
                                                      Caterpillar, Inc.

                                          DIRECTOR                        BACKGROUND
NAME                               AGE     SINCE                          INFORMATION
----                               ---    --------                        -----------
Stephen Rabinowitz.............    55      1994       Chairman of the Board, President and Chief
                                                      Executive Officer, General Cable Corporation; prior
                                                      to 1994, President, AlliedSignal Braking Systems,
                                                      AlliedSignal, Inc.

Thomas C. Wajnert..............    55      1994       Chairman of the Board, President and Chief
                                                      Executive Officer, Payroll Transfers, Inc.; prior
                                                      to 1998, Chairman of the Board, AT&T Capital
                                                      Corporation; prior to 1997,
                                                      Chairman of the Board and Chief Executive
                                                      Officer, AT&T Capital Corporation.

Charles O. Wood, III...........    60      1988       President, Wood Holdings, Inc., a private
                                                      investment firm; Chairman of the Board, Boston
                                                      Private Financial Holdings, Inc.

     Each nominee for director listed above has been employed in the capacity noted for more than five years, except as indicated. There are no family relationships among any of the above-named nominees for director.

BOARD OF DIRECTORS

     The Company's Board of Directors held six meetings during the 1998 fiscal year. During that time, each director attended at least seventy-five percent of the aggregate of (i) the number of meetings of the Board and (ii) the number of meetings held by all committees of the Board on which he served.

     The Board of Directors has established three committees, Audit, Compensation and Directors and Corporate Governance, to devote attention to specific subjects and to assist the Board in the discharge of its responsibilities. The functions of those committees, their current members and the number of meetings held during the 1998 fiscal year are described below.

     The Audit Committee, currently consisting of Messrs. Kempton, Mezera, Palmer (Chairman) and Wood, who are all outside directors, met two times during the 1998 fiscal year. Its functions include recommending the selection of the independent auditors; conferring with the independent auditors and reviewing the scope and fees of the annual audit and the results thereof; reviewing the Company's annual report to shareholders and annual filings with the Securities and Exchange Commission; reviewing the adequacy of the Company's internal audit function, as well as the accounting and financial controls and procedures; and approving the nature and scope of nonaudit services performed by the independent auditors.

     The Compensation Committee, currently consisting of Messrs. Kempton, Palmer, Rabinowitz (Chairman) and Wajnert, who are all outside directors, principally evaluates the performance of the Chief Executive Officer; reviews his evaluation of the other officers' performance; recommends compensation arrangements for all officers of the Company, including salaries, bonuses and other supplemental compensation programs; administers the Company's Stock Incentive Plan; and reviews all other officer-related benefit plans. The Compensation Committee held three meetings during the 1998 fiscal year.

     The Directors and Corporate Governance Committee, currently consisting of Messrs. Mezera, Rabinowitz, Wajnert (Chairman) and Wood, who are all outside directors, held three meetings during fiscal 1998. This committee is responsible for identifying and recommending to the Board appropriate areas of expertise to be represented on the Board; identifying qualified candidates to fill Board positions; reviewing and recommending the slate of directors to be submitted for election by the shareholders at each annual meeting; reviewing any such shareholder nominations of directors to determine whether they comply with substantive and procedural requirements; recommending to the Board staffing of committees and reviewing the scope of each committees' responsibilities; reviewing shareholder proposals for inclusion in the Company's proxy materials and determining whether they comply with substantive and procedural requirements; recommending to the Board appropriate levels of director compensation and compensation programs; reviewing and advising the Board regarding management succession plans; and evaluating the performance of current directors.

     Director nominations, other than those by or at the direction of the Board, may be made pursuant to written notice received by the Secretary of the Company at the principal executive offices of the Company no later than ninety days prior to the anniversary date of the previous year's annual meeting. Such notice must be accompanied by written statements signed by each person so nominated setting forth all information in respect of such person that would be required by Rule 14a-3 promulgated by the Securities and Exchange Commission if such person had been nominated by the Board of Directors and stating that such person consents to such nomination and consents to serve as director of the Company if elected.

     Directors, who are not employees of the Company, receive compensation for their services as directors. Each such director currently receives a $16,000 annual retainer and each committee chairman a $1,000 annual retainer for service as a committee chairman. In addition, each such director receives $1,000 and $850, respectively, for each Board meeting or committee meeting attended. Directors are also reimbursed for out-of-pocket expenses incurred in connection with their attendance at meetings and for other services rendered as a director. Directors, who are employees of the Company, do not receive additional compensation for services as a director.

     The JLG Industries, Inc. Directors Stock Option Plan provides for annual grants to each non-employee director of an option to purchase 6,000 shares of the Company's Capital Stock provided the Company earned a net profit, before extraordinary items, for the preceding year.

     The Company has a Directors' Deferred Compensation Plan which entitles each eligible director to defer the receipt of fees payable for services as a director. Any director, who is not an employee of the Company, is eligible to participate in the plan. Mr. Mezera elected to participate in the plan during fiscal 1998. Payments deferred under the plan are credited with an investment rate of return based upon investment indices available under the plan as selected by the participant.

                             EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION POLICIES

     The Company's executive compensation programs are designed to retain or attract qualified executives to develop and manage implementation of the Company's business plans and to provide appropriate incentives, based principally on objective criteria, that link compensation to individual and Company performance. The Compensation Committee, which is composed entirely of non-employee directors, reviews executive compensation levels annually and recommends for Board consideration an annual compensation package for each executive officer comprised of base salary and target cash bonuses pursuant to an incentive bonus plan. The target cash bonuses are awarded on the basis of individual performance objectives and the Company's achieving targeted levels of earnings per share and other performance objectives. The Committee also determines annually for each executive officer appropriate levels of stock options or other stock-based awards under the Company's Stock Incentive Plan. In granting stock options, the Committee considers the estimated expected value of such awards based on the Black-Scholes option valuation method. The Committee believes the stock-based awards provide incentives for executive management to promote intermediate-term and long-term shareholder value.

     Total compensation available in the combined package for each officer will generally be set based on the Company's financial condition, performance objectives correlated to the Company's annual business plan and comparisons to the preceding year's package. The Committee also evaluates compensation levels for comparable positions reflected in survey data provided by the Committee's independent compensation consultant. The consultant seeks to compile survey data drawn from a broad group of industrial companies of roughly comparable revenue size, with roughly comparable officer positions and responsibilities. In considering all of these factors, the Committee seeks to set base salaries generally equivalent to median levels reflected in the survey data. In setting performance-based compensation, the Committee seeks to provide Company executives with the opportunity to earn total compensation generally at or exceeding the 75th percentile levels reflected in the survey data. As a secondary comparative measure the Committee examines compensation practices of a selected group of capital equipment manufacturers. However, the Committee believes that the market for skilled senior management is not limited to capital equipment manufacturers and that a broad industry comparison offers a better basis for establishing annual compensation packages than comparison to executive compensation paid by firms included in either the selected group of capital equipment manufacturers examined by the Committee or the Peer Industry Group identified in the Performance Graph included in this Proxy Statement.

COMPENSATION FOR FISCAL YEAR 1998

     Compensation paid to the Company's executive officers for fiscal year 1998 consisted of a base salary and a year-end cash bonus. The Committee also awarded stock options under the Company's Stock Incentive Plan.

     Despite the Committee's compensation philosophy to recommend base salaries generally equivalent to survey medians, almost all officer base salaries for fiscal 1998 were below the median of survey data provided by the Committee's compensation consultant. Two factors contributed to this outcome. First, fiscal 1997 salaries were conservative relative to the Company's record performance in that year. Second, at the time that fiscal 1998 salaries were established, the Company saw softening market conditions and accordingly, base salaries for executive officers were unchanged from fiscal 1997. Fiscal 1999 salaries have been increased to a level that the Committee believes restores competitiveness with median survey data.

     At the outset of fiscal 1998 the Committee established under the management incentive plan a cash bonus matrix based on various levels of fiscal 1998 earnings per share (EPS). This replaced a matrix used for fiscal 1997 based on return on average shareholders equity (ROSE). The Company's record earnings of $1.07 per share in fiscal 1998 exceeded the incentive plan's EPS distinguished level. Accordingly, fiscal 1998 cash bonuses recommended by the Committee and approved by the Board were higher than year-ago bonuses that were based on achieving only threshold levels in the former ROSE plan.

     For fiscal 1998, the Committee also awarded stock options that provide long-term incentives and when combined with distinguished performance under the management incentive plan, offer opportunities for officers to earn total compensation generally at or exceeding the 75th percentile levels reflected in survey data. Stock options were awarded on a basis similar to prior years.

CHIEF EXECUTIVE OFFICER COMPENSATION

     The Committee recognizes Mr. Black's leadership in guiding the Company to achieve a fifth consecutive year of record earnings and top performance among industrial and farm equipment manufacturers ranked by Fortune magazine.

     As noted above, fiscal 1998 EPS exceeded the distinguished level under the management incentive plan. Accordingly, the Committee recommended that the Board award Mr. Black a $389,146 cash bonus for fiscal 1998, in accordance with his achievement level of individual objectives and the EPS matrix set forth in the management incentive bonus plan. This was substantially higher than Mr. Black's fiscal 1997 bonus. Mr. Black's base salary for fiscal 1998 was $350,016, unchanged from fiscal 1997. Mr. Black's base salary barely exceeded the first quartile of survey data. For fiscal 1999, Mr. Black's salary has been increased to $440,016 which approximates the median of survey data. With the bonus, Mr. Black's total cash compensation for fiscal 1998 was above the 50th percentile, but significantly below the 75th percentile of survey data.

     The Committee also awarded Mr. Black options to acquire 55,500 shares of Common Stock, with an exercise price equal to the closing market price on the grant date. One third of the options become exercisable over each of the next three years subject to Mr. Black's continuing employment with the Company. With the options, Mr. Black's total direct compensation opportunity approximated the 75th percentile of the survey data. In determining the number of options, the Committee based its decision on Mr. Black's performance.

DISCUSSION OF CORPORATE TAX DEDUCTION FOR COMPENSATION IN EXCESS OF $1 MILLION A YEAR

     Section 162(m) of the Internal Revenue Code of 1986 (the "Code"), precludes a public corporation from taking a tax deduction in any year for compensation in excess of $1 million paid to its chief executive officer or any of its four other highest-paid executive officers. The $1 million annual deduction limit does not apply, however, to "performance-based compensation" as that term is defined in Code Section 162(m)(4)(C) and regulations promulgated thereunder.

     The Committee believes that Company and executive performance are the most determinative factors with respect to all components of executive compensation other than base salaries. Both cash bonuses under the current Management Incentive Plan and prior grants of restricted shares were determined by the Committee based on performance criteria. However, none of these compensation components meets the technical performance-based criteria required by Code
Section 162(m) for exclusion from the deduction limit. Compensation expenses in respect of stock options granted under the Company's Stock Incentive Plan will generally be excluded from the deduction limit.

     In fiscal 1998 the Company's highest-paid executive, Mr. Black, received cash compensation totalling $402,432 and compensation of $128,231 in respect of vesting of restricted shares granted for fiscal 1995 and 1996. Thus, in fiscal 1998 the deduction limit did not affect the Company, and as a general matter, the Committee does not anticipate that cash compensation (including bonuses) paid to any of the five highest-paid executive officers in any year in the near future will approach $1 million. However, depending on the Company's stock price, there is the possibility that, vesting of restricted shares that do not meet the requirements of Section 162(m) could cause the threshold to be exceeded for fiscal years subsequent to fiscal 1998.

     Accordingly, the Committee will continue to monitor this matter and, if warranted and consistent with compensation objectives, will consider modifications to the Management Incentive Plan and/or future restricted share awards to maximize the Company's compensation related tax deductions.

     This report is submitted by the Compensation Committee of the Board of Directors.

        Stephen Rabinowitz
        Thomas C. Wajnert
        George R. Kempton
        Gerald Palmer

SUMMARY OF CASH AND OTHER COMPENSATION

     The following tables and narrative identify the Company's executive officers and set forth compensation information for the Company's Chief Executive Officer and its three most highly compensated executive officers (the "Named Executive Officers") as of the end of the 1998 fiscal year.

SUMMARY COMPENSATION TABLE

                                                                                       LONG TERM
                                     ANNUAL COMPENSATION                          COMPENSATION AWARDS
                                 ---------------------------                     ----------------------
                                                                    OTHER         RESTRICTED                    ALL
NAME, AGE AND                                                      ANNUAL           STOCK                      OTHER
PRINCIPAL POSITION               YEAR    SALARY    BONUS (1)   COMPENSATION(2)    AWARDS(3)     OPTIONS   COMPENSATION(4)
------------------               ----    ------    ---------   ---------------   ------------   -------   ---------------
L. David Black, 61               1998   $350,016   $389,146                       $1,658,160     55,500       $53,336
  Chairman of the Board,         1997    350,016     52,416                                      62,400        76,335
  President and                  1996    300,000    354,406                          282,865     55,810        14,713
  Chief Executive Officer

Charles H. Diller, Jr., 53       1998    196,008    205,850                          599,306     21,200        36,205
  Executive Vice President       1997    196,008     26,092                                      24,700        51,699
  and Chief Financial Officer    1996    180,000    189,000                          150,775     28,105        13,845

Raymond F. Treml, 58             1998    150,000    180,000                          355,320     10,200        25,452
  Senior Vice                    1997    150,000     17,471                                       8,400        38,481
  President--Operations          1996    133,008    122,200                           97,495      7,605        14,998

Rao Bollimpalli, 60              1998    138,000    140,000                          355,320      9,400        25,966
  Senior Vice                    1997    138,000     16,073                                       7,800        33,850
  President--Engineering         1996    120,000    110,300                           87,968      6,865        14,701

---------------

(1) Reflects bonuses earned during the fiscal year, but paid during the following fiscal year.

(2) Excludes the value of perquisites and other personal benefits. The incremental cost to the Company of providing such perquisites and other personal benefits did not exceed the lesser of $50,000 or 10% of annual salary and bonus for any of the named executive officers.

(3) The 1998 restricted shares were awarded September 3, 1997 and may vest at any time between two and five years following the date of grant if the Company achieves a certain share price target, or at the end of five years if the Named Executive Officer is then an employee of the Company. The restricted shares for 1996 were awarded September 4, 1996 and vesting of these awards is in three equal annual installments beginning one year following the date of grant. Dividends are payable to the Named Executive Officers on the restricted shares. Total restricted shares held and the aggregate market value at July 31, 1998 for the Named Executive Officers were as follows: Mr. Black, 155,194 shares valued at $2,405,507; Mr. Diller, 57,966 shares valued at $898,473; Mr. Treml, 34,706 shares valued at $537,943; and Mr. Bollimpalli, 34,244 shares valued at $530,782.

(4) For fiscal 1998, includes payments pursuant to the Company's Supplemental Medical Care Reimbursement Plan for its Named Executive Officers to reimburse medical expenses incurred by them or their dependents and not paid by other employee benefit plans (Mr. Black $1,192; Mr. Diller $1,077; Mr. Treml $1,200; and Mr. Bollimpalli $1,585); payments pursuant to the Company's Annual Physical Examination Plan (Mr. Black $2,133; Mr. Diller $4,007; Mr. Treml $2,632; and Mr. Bollimpalli $3,543); contributions to the Company's discretionary, defined contribution retirement plan (Mr. Black $18,821; Mr. Diller $21,451; Mr. Treml $20,160; and Mr. Bollimpalli $14,586); and contributions pursuant to the Company's Executive Deferred Compensation Plan (Mr. Black $31,190; Mr. Diller $9,670; Mr. Treml $1,460; and Mr. Bollimpalli $6,252).

STOCK OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

                                        INDIVIDUAL GRANTS
                             ---------------------------------------    POTENTIAL REALIZABLE VALUE AT ASSUMED
                                           % OF TOTAL                  ANNUAL RATES OF STOCK PRICE APPRECIATION
                                            OPTIONS                               FOR OPTION TERM(3)
                              OPTIONS/     GRANTED TO    EXERCISE OR   ----------------------------------------
                               SAR'S      EMPLOYEES IN   BASE PRICE      EXPIRATION
NAME                         GRANTED(1)   FISCAL YEAR     PER SHARE       DATE(2)          5%           10%
----                         ----------   ------------   -----------   --------------   ---------   -----------
L. David Black.............    55,500          24%         $17.69      July 21, 2008    $419,462    $1,249,472
Charles H. Diller, Jr......    21,200           9           17.69      July 21, 2008     160,227       477,276
Raymond F. Treml...........    10,200           4           17.69      July 21, 2008      77,090       229,633
Rao Bollimpalli............     9,400           4           17.69      July 21, 2008      71,044       211,622

---------------

(1) Consists solely of options to purchase shares of Capital Stock.

(2) Options become exercisable in equal amounts over a three year period beginning July 22, 1999. To the extent not already exercisable, the options generally become exercisable upon a change in control. A change in control means either (i) any person or group becomes the beneficial owner of 25% or more of the voting power of the Company's Capital Stock; or (ii) the election within a twelve-month period of three or more directors whose election is not approved by the majority of the Board of Directors; or (iii) the incumbent directors cease to be a majority of the Board of Directors.

(3) The potential realizable value illustrates value that might be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation in the market price of the Capital Stock over the terms of the options. The potential realizable value to all shareholders using the specified 5% and 10% rates of appreciation and the outstanding shares at July 31, 1998 would be $333,268,365 and $992,723,701, respectively. The Company's use of these hypothetical appreciation rates specified by the Securities and Exchange Commission should not be construed as an endorsement of the accuracy of this method of valuing options. The value realized by the holders of the options will depend upon the actual performance of the Capital Stock over the term of the options.

AGGREGATE OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION/SAR VALUES

                                                         NUMBER OF UNEXERCISED          VALUE OF UNEXERCISED
                                                           OPTIONS AT FISCAL           IN-THE-MONEY OPTIONS AT
                         SHARES ACQUIRED     VALUE              YEAR END(1)                FISCAL YEAR END(2)
NAME                       ON EXERCISE      REALIZED    EXERCISABLE   UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
----                     ---------------    --------    -----------   -------------    -----------   -------------
L. David Black.........                                  464,611        136,503       $5,576,240      $242,336
Charles H. Diller, Jr..                                  158,737         53,268        1,873,405        95,928
Raymond F. Treml.......      12,000         195,816       58,070         21,135          661,207        32,645
Rao Bollimpalli........                                   48,179         19,488          574,348        30,264

---------------

(1) The Company does not have any outstanding stock appreciation rights.

(2) Value is calculated based on the difference between the option exercise price and the closing market price of the Company's Capital Stock on July 31, 1998, multiplied by the number of shares underlying the option. The calculation omits options where the closing market price exceeds the exercise price.

COMPENSATION PURSUANT TO PLANS

     The Company maintains a non-qualified defined benefit plan that provides for payments, following retirement or in other specified circumstances, equal to the average of the officer's base salary plus cash bonus for the two calendar years in which the sum is the highest, multiplied by 65% for Mr. Black, 60% for Mr. Diller and 55% for Messrs. Treml and Bollimpalli; offset, however, by the actuarial equivalent of benefits provided to the officer in conjunction with the Company's contribution to other employer sponsored retirement plans, the actuarial equivalent of retirement benefits provided by previous employers of the officer; and 50% of the officer's social security benefit. The retirement benefit is payable in the form of a ten year certain life annuity, with options for a joint and survivor annuity and an actuarial equivalent lump sum payout. The officer may elect to receive a reduced retirement benefit in the case of early retirement. The plan provides for 25% vesting per year after two years of service, with full vesting after five years of service. Based on their annual compensation through the end of the Company's 1998 fiscal year, with the benefits identified in the plan and assuming normal retirement age has been attained, the named executive officers would be entitled to projected annual payments under the plan as follows: Mr. Black, $256,000; Mr. Diller, $34,000; Mr. Treml, $56,000; and Mr. Bollimpalli $58,000. The Company also provides a separate retiree medical plan for the officers, together with their spouse and eligible dependents.

     The Company has an Executive Deferred Compensation Plan which allows officers to defer all or a portion of their base salary and/or cash bonus. Provided that the officer elects to defer some portion of his base salary and/or cash bonus, the Company will contribute to the officer's account an amount equal to the amount that would have been contributed by the Company to the account in the Company's Savings Plan in the form of matching and profit sharing contributions, but for the various limitations in the Code. Payments deferred and contributions received under the plan are credited with an investment rate of return based upon investment indices available under the plan as selected by the participant.

     The Company also maintains an executive severance plan which will provide a severance benefit of three times the aggregate of base salary and cash bonus for Mr. Black and two times the aggregate of base salary and cash bonus for Messrs. Diller, Treml and Bollimpalli, with base salary and cash bonus being the amounts paid the officer for the final twelve calendar months of employment. The severance benefit is payable in the form of a lump sum upon involuntary termination of employment by the Company, unless the termination is for one of the specified reasons which includes disloyalty or conviction of a felony. The severance benefit is also payable in certain other circumstances in connection with a change of control and will be adjusted to gross-up for any excise tax applicable to compensation in excess of limits presented in Section 280G of the Code. No severance benefit is payable if the officer is entitled to a retirement benefit under the supplemental executive retirement plan, except in connection with a change of control. The severance benefit includes continuation of Company provided life and medical insurance in the event of a change in control.

PERFORMANCE GRAPH

     The following graph compares the cumulative return on the Company's Capital Stock over the past five years with the cumulative total return on shares of companies comprising Standard & Poor's 500 Stock and Diversified Machinery Group indices. Cumulative total return is measured assuming an initial investment of $100 on July 31, 1993 and the reinvestment of all dividends paid.

                                                                             S&P Diversified
Year Ended                           JLG Industries,                         Machinery Group
July 31,                                  Inc.               S&P 500              Index
--------                                  ----               -------              -----
1993                                    $  100                $100                $100
1994                                       235                 105                 115
1995                                       482                 133                 145
1996                                     1,480                 155                 148
1997                                       886                 235                 240
1998                                     1,243                 281                 198

                    VOTING SECURITIES AND PRINCIPAL HOLDERS

     The following table sets forth, as of September 11, 1998, the beneficial ownership of the Company's Capital Stock by (i) each director or nominee for director of the Company, (ii) each executive officer of the Company named in the Summary Compensation Table set forth under the caption "Executive Compensation", and (iii) all directors and executive officers of the Company as a group. All ownership information is based upon filings made by such persons with the Securities and Exchange Commission ("Commission") or upon information provided to the Company.

                                                         AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
                                                         -----------------------------------------
                                                                        ACQUIRABLE
NAME OF PERSON                                           CURRENTLY        WITHIN        PERCENT OF
OR GROUP(1)                                              OWNED(2)        60 DAYS         CLASS(3)
-----------                                              --------        -------        ----------
L. David Black.........................................    280,206(4)     485,411          1.7%
Charles H. Diller, Jr..................................    222,577        166,970
Charles O. Wood, III...................................    221,900(5)      72,000
Raymond F. Treml.......................................    149,567         60,870
Rao G. Bollimpalli.....................................     86,919         50,779
George R. Kempton......................................     42,000         36,000
James A. Mezera........................................     37,000         33,000
Gerald Palmer..........................................     12,000         52,992
Thomas C. Wajnert......................................     12,000         24,000
Stephen Rabinowitz.....................................      6,000         53,064
All directors and executive officers as a group
  (10 persons).........................................  1,070,169      1,035,086          4.7%

---------------

(1) The address of each of the named persons is in care of JLG Industries, Inc., 1 JLG Drive, McConnellsburg, PA 17233.

(2) Each person listed has advised the Company that, except as otherwise indicated, such person has sole voting and sole investment power with respect to the shares indicated, except for certain shares as follows where each person has voting but not investment power: Mr. Black, 161,424; Mr. Diller, 77,695; Mr. Treml, 50,602; Mr. Bollimpalli, 48,737: and all directors and executive officers as a group, 338,458.

(3) Percentages are not shown where less than 1.0%.

(4) Includes 3,600 shares owned by spouse.

(5) Includes 41,900 shares owned by a family trust.

     The following table sets forth the name and address of each shareholder known to the Company, as of September 11, 1998, to be beneficial owner of more than five percent of the outstanding shares of the Company's Capital Stock.

                                                                   AMOUNT AND
                                                                   NATURE OF          PERCENT OF
NAME AND ADDRESS                                              BENEFICIAL OWNERSHIP      CLASS
----------------                                              --------------------    ----------
Lazard Freres & Co. LLC                                            2,953,985(1)          6.6%
30 Rockefeller Plaza
New York, New York 10020

---------------

(1) As of August 31, 1998, based on information supplied to the Company by Lazard Freres & Co. LLC.

                       SELECTION OF INDEPENDENT AUDITORS

     The accounting firm of Ernst & Young LLP served as the Company's independent auditors throughout fiscal year 1998 and the Board of Directors, on the recommendation of the Audit Committee, has selected the firm as the Company's independent auditors for fiscal 1999. The Board of Directors recommends ratification of the selection of Ernst & Young LLP as the Company's independent auditors for the fiscal year 1999. Representatives of the firm of Ernst & Young LLP are expected to be present at the Annual Meeting, with the opportunity to make a statement if they desire to do so, and to respond to appropriate questions. If the selection is not ratified, the Board of Directors will reconsider its action.

                              VOTING INSTRUCTIONS

     The matters set forth in the Notice of Annual Meeting will be voted upon in the order in which they are listed in the Notice. The proxy form accompanying this Proxy Statement provides boxes by means of which shareholders executing the proxy forms may vote for or withhold a vote on the election of all or any of Board of Director's nominees for election as directors. Each of the nominees has consented to serve as a director and the Board of Directors has no reason to believe that any of the nominees will not be available to serve if elected. Should any of the nominees cease to be available for election before the Annual Meeting, the proxy will, unless authority to vote has been withheld by the person giving the proxy, be voted for a substitute nominee designated by the Board of Directors. A majority of the shares entitled to vote and either present in person or represented by proxy will constitute a quorum for the transaction of business at the Annual Meeting. Directors are elected by a plurality and the eight nominees who receive the most votes will be elected. Each other matter submitted for shareholder approval shall be approved upon the affirmative vote of a majority of the votes cast by shareholders entitled to vote and either present in person or represented by proxy at the Annual Meeting. Abstentions and broker non-votes on any matter submitted to the shareholders for approval will be counted in determining whether a quorum has been reached, but will be excluded entirely from the vote and will not effect the vote. Broker non-votes as to any matter are shares held by nominees which are present and voted at the meeting on matters as to which the nominee has discretionary authority but which are not voted on the matter in question because the nominee does not have discretionary voting authority as to such matter.

                             SHAREHOLDER PROPOSALS

     Shareholder proposals intended to be presented at the 1999 Annual Meeting must be received in writing by the Company before June 16, 1999 in order to be considered for inclusion in the Company's proxy materials relating to that meeting.

                                 OTHER BUSINESS

     The Board of Directors of the Company knows of no other matter that is to be presented for action at the Annual Meeting other than those listed as items 1 and 2 in the Notice of Annual Meeting. As to any other business that may properly come before the meeting, proxies will be voted in accordance with the best judgment of the persons voting such proxies.

                                          By order of the Board of Directors,

                                          /s/ CHARLES H. DILLER

                                          Charles H. Diller, Jr.
                                          Executive Vice President
                                          and Chief Financial Officer and
                                          Secretary

October 3, 1998

JLG INDUSTRIES, INC.
1 JLG DRIVE
MCCONNELLSBURG, PA 17233-9533

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, and does hereby appoint L. David Black and Charles H. Diller, Jr., and each of them, or such person or persons as they or any of them may substitute and appoint as proxy or proxies of the undersigned, to represent the undersigned and to vote all shares of JLG Industries, Inc. Capital Stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of JLG Industries, Inc. to be held on Thursday, November 19, 1998 at 4:30 p.m., and at all adjournments of such meeting.

THE PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, PROXIES WILL BE VOTED FOR PROPOSALS 1 AND 2.

The Board of Directors unanimously recommends a vote FOR its nominees and proposal 2.

1. ELECTION OF DIRECTORS

[ ]  FOR all nominees listed (except as marked to the contrary)

[ ]  WITHHOLD AUTHORITY to vote for nominees listed

Nominees: L.D. Black; C.H. Diller, Jr.; G.R. Kempton; J.A. Mezera; G. Palmer; S. Rabinowitz; T.C. Wajnert; and C.O. Wood, III.

INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE, WRITE THAT NOMINEE'S NAME ON THE SPACE PROVIDED BELOW.

    -----------------------------------

2. Ratify the appointment of Ernst & Young LLP as independent auditors for the ensuing year.

 [ ]   FOR         [ ]   AGAINST         [ ]  ABSTAIN

3. In their discretion, upon any other business that may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name appears hereon. When shares are held by joint tenants, all should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If as a corporation, please sign in corporate name by president or other authorized officer. If as a partnership, please sign in partnership name by authorized person.

Dated:                    , 1998
      --------------------

--------------------------

--------------------------
                                  PLEASE VOTE, DATE, SIGN AND RETURN THE PROXY
        Signature               CARD PROMPTLY USING THE ENCLOSED ENVELOPE.